------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 ProFutures Special Equities Fund, L.P.           Consolidated Capital of North America, Inc.   to Issuer (Check all applicable)
                                                  (CDNO)                                             Director       X 10% Owner
---------------------------------------------  ----------------------------------------------    ----              ---
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for           Officer (give    Other (Specify
                                                  Number of Reporting        Month/Year          ----        title ---       below)
 11612 Bee Cave Road -- Suite 100                 Person, if an entity          6/99                         below)
---------------------------------------------     (voluntary)             -------------------
                 (Street)                                                 5. If Amendment,
 Austin              TX              78733                                   Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                  X Form filed by More than One
                                                                                                 ---   Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
See attachment sheet.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:
                                                                                             ProFutures Special Equities Fund, L.P.
                                                                                         By: ProFutures Fund Management Inc., a
                                                                                             General Partner

                                                                                         By: /s/ GARY D. HALBERT            6/17/99
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- ------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person  Date
                                                                                                 Gary D. Halbert, President

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                           Attachment Sheet to Form 4


-------------------------------------------------------------------------------------------------------------
1.  Title of Security    2. Trans- 3.  Trans-  4.  Securities Acquired         5.  Amount of Securities
                         action    action      or Disposed of                  Beneficially Owned at
                         Date      Code                                        End of Month
                                               Amount     (A) or (D)   Price
-------------------------------------------------------------------------------------------------------------
Common Stock             12/09/99  S           20,000        D          $0.22
-------------------------------------------------------------------------------------------------------------
Common Stock             12/14/99  S           15,000        D          $0.20
-------------------------------------------------------------------------------------------------------------
Common Stock             12/16/99  S           30,000        D          $0.17
-------------------------------------------------------------------------------------------------------------
Common Stock             12/17/99  S           25,000        D          $0.15
-------------------------------------------------------------------------------------------------------------
Common Stock             12/21/99  S           20,000        D          $0.14
-------------------------------------------------------------------------------------------------------------
Common Stock             12/24/99  S           50,000        D          $0.15    7,275,000
-------------------------------------------------------------------------------------------------------------
Common Stock             01/04/99  P           75,000        D          $0.14    8,495,000
-------------------------------------------------------------------------------------------------------------
Common Stock             04/20/99  S           25,000        D          $0.17
-------------------------------------------------------------------------------------------------------------
Common Stock             04/21/99  S           100,000       D          $0.1573
-------------------------------------------------------------------------------------------------------------
Common Stock             04/22/99  S           10,000        D          $0.14
-------------------------------------------------------------------------------------------------------------
Common Stock             04/23/99  S           75,000        D          $0.1363
-------------------------------------------------------------------------------------------------------------
Common Stock             04/26/99  S           60,000        D          $0.1400
-------------------------------------------------------------------------------------------------------------
Common Stock             04/27/99  S           10,000        D          $0.1350
-------------------------------------------------------------------------------------------------------------
Common Stock             04/28/99  S           10,000        D          $0.1350
-------------------------------------------------------------------------------------------------------------
Common Stock             04/29/99  S           40,000        D          $0.1337
-------------------------------------------------------------------------------------------------------------
Common Stock             04/30/99  S           135,000       D          $0.1331  8,030,000
-------------------------------------------------------------------------------------------------------------
Common Stock             05/03/99  S           126,058       D          $0.1206  7,903,942
-------------------------------------------------------------------------------------------------------------
Common Stock             06/10/99  S           1,500,000     D          $0.09    6,403,942
-------------------------------------------------------------------------------------------------------------


--------------------------------------------------
6.  Ownership   7.  Nature of Indirect
Form:           Beneficial Ownership
Direct (D) or
Indirect (I)
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------
D
--------------------------------------------------


                               Page 3 of 4 Pages

                               Page 4 of 4 Pages


                              Attachment Sheet to
             Statement of Changes in Beneficial Ownership - Form 4


                    Additional Signature Page to Form 4 and
                             Joint Filing Agreement


     The undersigned hereby agree that this Form 4 is filed on behalf of each of them.

     Dated:  June 17, 1999


     PROFUTURES SPECIAL EQUITIES FUND, L.P.

     By:  ProFutures Fund Management, Inc., a General Partner

     By:  /s/ Gary D. Halbert
          --------------------------

          Gary D. Halbert, President


     PROFUTURES FUND MANAGEMENT, INC.


     By:  /s/ Gary D. Halbert
          --------------------------
          Gary D. Halbert, President


     By:  /s/ Gary D. Halbert
          --------------------------
              Gary D. Halbert


     GOLDEN EYE ASSET MANAGEMENT, INC.


     By:    /s/ Marte W. Anderson
          -------------------------------
          Marte W. Anderson, President



          /s/ Marte W. Anderson
          -------------------------------
              Marte W. Anderson